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                         STRONG SHORT-TERM MUNICIPAL BOND FUND, INC.

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               TRANSITION NEWS
                                        FROM STRONG RETIREMENT PLAN SERVICES






TRANSITION UPDATE



 Dear Plan Sponsor:


As we prepare for the planned acquisition of our business by Wells Fargo & Company, we recognize how important it is for you to understand what this means for your plan and your participants. We are working with Wells Fargo to ensure the transition is well thought out and is a positive experience. The following initiatives are under way:

o A transition team made up of associates from Strong and Wells Fargo has been formed. The team is determining how to take advantage of the best of both organizations so we can deliver increased value to you, and ensure the transition is as seamless as possible.
o "Best Practices" mettings are being held throughout the organization. We are conducting a careful review of the existing business practices of both firms before making long-term strategy and organizational decisions.

THE BENEFITS OF THE TRANSACTION WITH WELLS FARGO
We are excited about the possibilities that the transaction with Wells Fargo will offer. Here are some of the benefits you and your participant can look forward to:

o ONE OF AMERICA'S GREAT COMPANIES - You will benefit from the stability and financial strength of Wells Fargo, a Fortune 100 company that is one of the largest, strongest, and most highly regocnized financial services companies in the nation.
o PROACTIVE, PERSONAL SERVICE - client service is a key strength of both Wells Fargo and Strong. Our combined focus will be on developing relationships and providing solutions for both you and your participants.
o AWARD-WINNING EDUCATION AND COMMUNICATION - You will continue to experience the best education and communication in the industry as we join forces to help participants plan for and reach a comfortable retirement. participants plan for and reacou and your participants.
o INVESTMENT FLEXIBILITY AND CHOMMUNICATION - You will now have access to an even broader array of investment options for your retirement plan.
o A GROWING FORCE IN RETIREMENT PLAN SERVICES - With Wells Fargo, you will find a partner with the commitment and resources to be a strong force in the retirement business. Serving over 1.2 million participants, you can count on the experience and capabilities of one of the nation's leading retirement plan providers. and capabilities of one of the

TRANSITION PROCESS
To help you understand the corporate acquisition transition process, we have created this anticipated list of events:

1. FINALIZE THE MUTUAL FUND OFFERINGS. The mutual fund offerings of both Strong Funds and Wells Fargo Family of Funds will be reviewed and recommendations for each Fund will be made to the Funds' respective Board of Directors'Trustees. We expect some consolidations of similar funds.

2. BOARD APPROVALS. The Strong Funds Board of Directors/Trustees and the Wells Fargo Funds Board of Trustees must meet to review and approve the fund transactions.

3. REGULATORY FILINGS. A number of documents related to the merger of the Strong Funds into the Wells Fargo Family of Funds, including proxy statements, will be filed with the SEC for review.

4. SHAREHOLDER VOTE AND MEETING. The shareholders of the affected Funds must approve the proposed fund transactions.

5. CLOSE OF THE TRANSACTION. Pending board and sharehilder approval, we currently anticipate the corporate transaction with Wells Fargo will be completed by the end of 2004. The Fund mergers will follow.

6. TRANSITION OF RETIREMENT PLANS TO THE WELLS FARGO PLATFORM. Shortly after the completion of the corporate transaction, we will convert our retirement plan clients to the Wells Fargo platform. We anticipate this will be a weekend conversion. This rapid conversion should minimize the impact on you and your participants.

The corporate transaction is subject to a number of contingencies, including those listed above.


The transition of recordkeeping services to Wells Fargo will also mean a change from State Street Bank and Trust Company as your plan's trustee. Wells Fargo offers trustee services and we are working with them to determine how this transition will affect your current trust agreement, as well as your other plan documents and agreements. We expect to provide you with additional information soon.

We hope you will decide to remain a client and realize the many benefits of our transaction with Wells Fargo. However, if you choose to move your plan(s) to a provider other than Wells Fargo, you should begin your planning process now to ensure your conversion to a new provider by February 28, 2005, as we expect to be unable to service plans on our existing platform after that date.

Throughout the transition, we will keep you informed about what is happening and how it affects your plan. If you have any questions abou tthe transition or anticipated timeline, please call your Strong representative.

Sincerely,

Strong Retirement Plan Services




RP45615 7-04